UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2011
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377

(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
14400 North 87th Street
Scottsdale, Arizona 85260-3649
(Address of principal executive offices including zip code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
JDA Software Group, Inc. (the “Company”) entered into a Separation and Release Agreement (the “Agreement”) with Jason B. Zintak, dated March 30, 2011. Pursuant to the Agreement, Mr. Zintak agreed to resign from his position as Executive Vice President of Sales and Marketing of the Company, effective April 26, 2011.
The Agreement provides that Mr. Zintak will receive cash severance compensation of $1,266,750, less applicable withholdings and taxes, with $36,750 of such amount payable in accordance with the Company’s normal payroll schedule in the 60 day period following the Agreement date, and $1,230,000 of such amount payable in a single lump sum on the 45th day following the Agreement date. The Agreement also provides that a total of 50,246 of Mr. Zintak’s earned but unvested equity award shares will be accelerated and immediately become vested.
The Agreement contains customary confidentiality provisions and a full release of any claims, known and unknown, that Mr. Zintak may have against the Company. The Agreement is also subject to the non-competition provisions set forth in Mr. Zintak’s Executive Employment Agreement with the Company dated August 18, 2009, which provisions expressly survive Mr. Zintak’s resignation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2011	JDA Software Group, Inc.
	By:	/s/ Peter S. Hathaway
Peter S. Hathaway
Executive Vice President and Chief Financial Officer